Exhibit 99.1

MATERIALS FOR CUSTOMER AND PARTNER QUESTIONS ON VMWARE’S ANNOUNCEMENT TO ACQUIRE CARBON BLACK

On August 22, VMware announced a definitive agreement to acquire Carbon Black.

As Michael said in his blog post, Pat Gelsinger sums it up best in his email to VMware team members: “Carbon Black enables VMware to take a huge step forward in delivering an enterprise-grade platform to protect workloads, applications and networks – from device to cloud. With Carbon Black, VMware can create a modern security cloud platform that can protect workloads, clients and applications for Any App running on Any Cloud.”

Communication Guidance

As previously advised, global spokespersons and communicators should continue to refrain from speaking about the proposed transaction with team members, customers, media or other stakeholders and, instead, refer to the public filings. Additionally, do not engage in any social media on this topic, including liking or sharing posts.

If you receive questions from Customers or partners, please refer to the below FAQ.

1.	Why is VMware buying Carbon Black?

•	Carbon Black enables VMware to take a huge step forward in delivering an enterprise-grade platform to protect workloads, applications and networks — from device to cloud.

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As a result of this combination, and for the first time in the industry, workload security would be agentless and endpoint management and security will be collapsed into a unified solution, providing tremendous additional value to customers.

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The combination of Carbon Black’s solutions with VMware’s security products including AppDefense, Workspace ONE, NSX and SecureState would create a modern security cloud platform that can protect workloads, clients and applications for Any App running on Any Cloud.

2.	How are Carbon Black and RSA end point solutions similar or different?

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RSA is broader than end-point security and is focused on a holistic security, risk and protection platform. RSA NetWitness Endpoint is an extension of the RSA NetWitness Platform that simplifies Windows log collection, collects asset context, and leverages endpoint detection and response (EDR) for improved threat detection. RSA NetWitness Platform helps customers identify and manage the risk of cyber threats, and a key part of that strategy is to combine visibility from network, endpoints, logs and third-party ecosystem partners, including Carbon Black, to identify threats that target the modern enterprise.

Carbon Black provides a capability that seamlessly intersects RSA’s end user computing and cloud ecosystem to addresses the specific need of next generation end-point security. Carbon Black is an industry leader focused on this space with the unique skills and capabilities needed to effectively identify and mitigate next-generation end-point malware and non-malware threats. It has developed solutions that uniquely complement the end-user computing environments and cloud-based applications.

We believe that endpoint visibility, when combined with Network and Log visibility, is key to the success of security operations teams and will continue to invest in innovative ways to deliver this visibility and insights to our customers.

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Secureworks already offers a service aligned to Carbon Black. Secureworks has a greater viewfinder across their large customer footprint to see the magnitude of attacks, find commonalities and provide the right solution and management capability.

3.	What does Carbon Black mean for the CrowdStrike partnership?

•	It‘s business as usual

•	Dell remains committed to providing choice for our customers and we will continue to honor our 3rd party partnerships.

•	We invested in the CrowdStrike partnership as an evolution of our security and trust commitment to our customers, but it is not an exclusive partnership.

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We also have worked very closely with VMware and over the past 18 months and the joint-collaboration between VMware and Dell has accelerated and our overarching commitment to simplifying our portfolio, providing our customers with the right solutions, optimized for the Dell stack remains foundational to our strategy. The natural synergies between VMware’s WorkspaceONE end user computing, cloud capabilities and Carbon Black’s next generation end-point security cloud, makes this a powerful value proposition for our customers. We’re very excited about the opportunities that this “workspace security” solution creates for client computing transformation.

Media Inquiries

All media inquiries should be directed to Dave Farmer (Dave_Farmer@dell.com) in Dell’s Global Communications department.

We will post updates on this topic in the Dell Global Sales Community as conditions warrant.

Forward-Looking Statements Related to the Carbon Black Acquisition

This communication contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, including among other things, statements regarding the proposed acquisition of Carbon Black, Inc. by VMware, such as: the amount and type of consideration expected to be paid for each acquisition; the net cash and equity payouts and dilutive impact on VMware; the sources of funding for the acquisitions, including VMware’s ability to access short-term borrowing; the expected timing for the acquisitions; the growth opportunities and expansion of VMware’s offerings associated with each acquisition and potential benefits to VMware and its customers. Forward-looking statements can be generally identified by the use of words such as “anticipate,” “believe,” “plan,” “project,” “estimate,” “forecast,” “expect,” “should,” “intend,” “may,” “could,” “will,” “would,” “outlook,” “future,” “trend,” “goal,” “target,” and similar expressions or expressions of the negative of these terms. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (1) the satisfaction or waiver of the conditions to closing the proposed acquisition (including the failure to obtain necessary regulatory approvals) in the anticipated timeframe or at all; (2) uncertainties as to how many of Carbon Black’s stockholders will tender their shares in the tender offer; (3) the possibility that the acquisition does not close; (4) the possibility that competing offers may be made; (5) risks related to obtaining the requisite consents to the acquisition, including, without limitation, the timing (including possible delays) and receipt of regulatory approvals from various governmental entities (including any conditions, limitations or restrictions placed on these approvals and the risk that one or more governmental entities may deny approval); (6) risks related to the ability to realize the anticipated benefits of the proposed acquisition, including the possibility that the expected benefits from the proposed acquisition will not be realized or will not be realized within the expected time period; (7) the risk that the business will not be integrated successfully; (8) disruption from the transaction making it more difficult to maintain business and operational relationships; (9) negative effects of this announcement or the consummation of the proposed acquisition on the market price of VMware’s common stock, credit ratings and operating results; (10) the risk of litigation and regulatory actions related to the proposed acquisition; (11) other business effects, including the effects of industry, market, economic, political or regulatory conditions; and (12) other unexpected costs or delays in connection with the acquisition. These forward-looking statements are made as of the date of this press release, are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including VMware’s most recent reports on Form 10-K and Form 10-Q and current reports on Form 8-K that we may file from time to time, which could cause actual results to vary from expectations. VMware assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

Additional Information about the Carbon Black Acquisition and Where to Find It

The tender offer referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell Carbon Black securities, nor is it a substitute for the tender offer materials that VMware and its acquisition subsidiary will file with the SEC. The solicitation and offer to buy Carbon Black stock will only be made pursuant to an Offer to Purchase and related tender offer materials. At the time the tender offer is commenced,

VMware and its acquisition subsidiary will file a tender offer statement on Schedule TO and thereafter Carbon Black will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. CARBON BLACK STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF CARBON BLACK SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of Carbon Black stock at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting VMware or Carbon Black. Copies of the documents filed with the SEC by Carbon Black will be available free of charge on Carbon Black internet website at investors.carbonblack.com/financial-information/sec-filings or by contacting Carbon Black’s Investor Relations Department at (617) 393-7400. Copies of the documents filed with the SEC by VMware will be available free of charge on VMware’s internet website at ir.vmware.com contacting VMware’s Investor Relations Department via email at IR@vmware.com.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, VMware and Carbon Black each file annual, quarterly and current reports and other information with the SEC. VMware’s and Carbon Black’s filings with the SEC are available to the public on the SEC’s website at www.sec.gov.